February 22, 2021 To: U.S. team members Are GM Financial Right Notes right for you? GM Financial Right Notes® launched in 2016. Today, more than $1 billion is invested in this unique demand note program. What are Right Notes? Right Notes are a flexible investment opportunity that currently earns 1.50% interest 30 times the national average on a savings account.1 access to your money at any time without fees or penalties no long-term commitment required. See how GM Financial employees and their families can earn interest at rates higher than most savings accounts. When you invest in Right Notes, you also help support GM money? Visit www.rightnotes.com to start or add to your investment today. You can also check out our FAQ page or call 1- 844-556-1485 for more information.

1Source: FDIC. Rates as of Dec. 7, 2020, for deposits less than $100,000. Some accounts referenced in this statement may be FDIC insured. Right Notes do not constitute a savings, deposit or other bank account and are not insured by or subject to the protection of the Federal Deposit Insurance Corporation. statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents GM Financial has filed with the SEC for more complete information about GM Financial and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov or by downloading them from the GM Financial Right Notes website at www.rightnotes.com. Alternatively, GM Financial will arrange to send you the prospectus if you request it by calling toll-free 1- 844-556-1485.